Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Sales Grew 22% to $3.43 million
in First Quarter Fiscal 2021

•	Strong backlog of $3,202,000
•	Achieved net income of $168,000, up 572%
•	Company expects second quarter revenues to increase over last year

MILTON, N.Y., July 15, 2020 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its first quarter of fiscal year 2021, ended May 31, 2020.

“In the first quarter of FY2021, we achieved our forecasted 20% plus revenue growth, along with a significant improvement in the bottom line. More importantly, we continued to invest in upfront resources in Engineering and Application Engineering. Application Engineering especially has become an essential element in our growth strategy of pursuing larger, more complex ultrasonic coating systems. These orders increase our average revenue per order and provide for longer delivery times compared to our more typical orders. We were pleased to be able to quickly shift our customers’ work with our Application Engineers and development labs to a virtual experience.

We experienced a significant sales increase in our Integrated Coating Systems this quarter, and these were shipped to the Electronics/Microelectronics and the Medical segments of our business. Globally, our sales to the Asia Pacific (APAC) region were strong, resulting in 78% of our sales originating from outside the United States and Canada compared to 56% in last year’s first quarter.

Due to both new orders and existing long delivery pre-Covid backlog this quarter, we are expecting second quarter revenues to increase over last year. Looking ahead, we believe that the ongoing strength of our business, combined with continued expense control and our strong balance sheet, position Sono-Tek well for the future”, commented Dr. Christopher L. Coccio, Chairman and CEO.

First Quarter Fiscal 2021 Review

	Three Months Ended May 31,		Change
	2020	2019	$	%
Net Sales	$3,429,000	$2,822,000	607,000	22%
Gross Profit	1,561,000	1,305,000	256,000	20%
Gross Margin	45.5%	46.2%
Operating Income	$184,000	$5,000	179,000	3580%
Operating Margin	5.4%	0.2%
Net Income	$168,000	$25,000	143,000	572%
Net Margin	4.9%	0.9%
Basic Earnings Per Share	$0.01	$0.00
Diluted Earnings Per Share	$0.01	$0.00
Weighted Average Shares -Basic	15,398,000	15,268,000
Weighted Average Shares - Diluted	15,437,000	15,357,000

Sales growth was driven by demand for Sono-Tek’s customized, highly engineered and high value integrated coating systems primarily for the Electronics / Microelectronics market in the first quarter of fiscal 2021. A significant customer took delivery of a system valued at over $700,000 in this market, and further orders from this customer are expected in the future.

From a product sales perspective, Integrated Coating Systems revenues increased 197%. However, quarterly demand and revenue in any of the Market or Product baskets typically varies due to the size and timing of orders, so the multi-quarter totals at year-end are often more significant in reflecting overall Market and Product trends.

See the accompanying tables at the end of this release for a breakout of sales by Market and Product.

In the first quarter of fiscal 2021, approximately 78% of sales originated outside of the United States and Canada compared with 56% in the prior year period. Significantly, sales in the APAC region increased 297%, primarily led by several shipments to China, as manufacturing operations came back online following temporary COVID-19 shutdowns.

The change in product mix resulted in a slightly lower gross margin of 45.5%, and combined with tight expense control, resulted in a 572% increase in net income to $168,000 this quarter.

Balance Sheet and Cash Flow Overview

Sono-Tek has built a strong balance sheet with solid levels of cash and cash equivalents compared to a minimal level of debt. Cash and cash equivalents and short-term investments at quarter-end were $8.3 million, up from $7.9 million at the end of fiscal 2020. The increase was the result of the current period's net income and noncash charges and the proceeds of long term note payable partially offset by purchases of equipment and the repayment of long-term debt.

Cash used in operating activities was $396,000 in the first quarter of fiscal 2021 compared with generating $362,000 in the prior fiscal year period. Capital expenditures in the first quarter of fiscal 2021 were $152,000 compared with $129,000 in the prior fiscal year period.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue, and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted.

We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

FINANCIAL TABLES FOLLOW

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2020	February 29,
	(Unaudited)	2020
ASSETS
Current Assets:
Cash and cash equivalents	$4,381,947	$3,659,551
Marketable securities	3,908,454	4,219,240
Accounts receivable (less allowance of $71,000)	1,341,617	929,701
Inventories, net	2,512,222	2,381,891
Prepaid expenses and other current assets	146,588	153,698
Total current assets	12,290,828	11,344,081

Land	250,000	250,000
Buildings, net	1,634,226	1,654,061
Equipment, furnishings and building improvements, net	1,279,083	1,212,578
Intangible assets, net	102,145	106,291
Deferred tax asset	176,314	176,314

TOTAL ASSETS	$15,732,596	$14,743,325

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,007,517	$668,721
Accrued expenses	1,409,167	1,613,409
Customer deposits	1,325,694	1,648,690
Current portion of long-term debt	556,212	169,716
Income taxes payable	112,548	70,621
Total current liabilities	4,411,138	4,171,157

Deferred tax liability	251,761	251,761
Long term debt, less current maturities	1,111,265	538,000
Total liabilities	5,774,164	4,960,918

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,422,985 and 15,348,180 shares issued and outstanding, respectively	154,230	153,482
Additional paid-in capital	9,025,755	9,018,406
Accumulated earnings	778,447	610,519
Total stockholders’ equity	9,958,432	9,782,407

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,732,596	$14,743,325

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended May 31,
	2020	2019

Net Sales	$3,428,544	$2,822,428
Cost of Goods Sold	1,867,811	1,517,493
Gross Profit	1,560,733	1,304,935

Operating Expenses
Research and product development costs	411,424	354,173
Marketing and selling expenses	706,717	677,412
General and administrative costs	258,402	268,813
Total Operating Expenses	1,376,543	1,300,398

Operating Income	184,190	4,537

Interest Expense	(8,417)	(8,947)
Interest and Dividend Income	22,646	31,171
Other income	11,435	4,755

Income Before Income Taxes	209,854	31,516

Income Tax Expense	41,926	6,303

Net Income	$167,928	$25,213

Basic Earnings Per Share	$0.01	$0.00

Diluted Earnings Per Share	$0.01	$0.00

Weighted Average Shares - Basic	15,397,779	15,268,071

Weighted Average Shares - Diluted	15,436,758	15,357,295

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended May 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$167,928	$25,213
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	109,878	89,207
Stock based compensation expense	8,097	11,310
Inventory reserve	18,000	14,000
Decrease (Increase) in:
Accounts receivable	(411,916)	65,538
Inventories	(148,331)	(734,704)
Prepaid expenses and other current assets	7,110	289,992
(Decrease) Increase in:
Accounts payable and accrued expenses	134,554	410,079
Customer Deposits	(322,996)	184,748
Income taxes payable	41,927	6,303
Net Cash (Used In) Provided By Operating Activities	(395,749)	361,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(152,402)	(129,159)
Sale (Purchase) of marketable securities	310,786	(1,413,481)
Net Cash Provided By (Used In) Investing Activities	158,384	(1,542,640)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - bank	1,001,640	—
Repayment of long-term debt	(41,879)	(40,283)
Net Cash Provided By (Used In) Financing Activities	959,761	(40,283)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	722,396	(1,221,237)

CASH AND CASH EQUIVALENTS
Beginning of period	3,659,551	3,144,123
End of period	$4,381,947	$1,922,886

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$7,210	$8,947
Taxes Paid	$—	$—

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

ADDITIONAL INFORMATION – MARKET AND PRODUCT SALES

(Unaudited)

Product Sales:

	Three Months Ended May 31,				Change
	2020	% of total	2019	% of total	$	%
Fluxing Systems	$344,000	10%	$391,000	14%	(47,000)	(12%	)
Integrated Coating Systems	1,176,000	34%	396,000	14%	780,000	197%
Multi-Axis Coating Systems	913,000	27%	1,073,000	38%	(160,000)	(15%	)
OEM Systems	422,000	12%	319,000	11%	103,000	32%
Other	574,000	17%	643,000	23%	(69,000)	(11%	)
TOTAL	$3,429,000		$2,822,000		$607,000	22%

Market Sales:

	Three Months Ended May 31,				Change
	2020	% of total	2019	% of total	$	%
Electronics/Microelectronics	$2,240,000	65%	$1,538,000	55%	702,000	46%
Medical	692,000	20%	543,000	19%	149,000	27%
Alternative Energy	395,000	12%	386,000	14%	9,000	2%
Emerging R&D and Other	37,000	1%	285,000	10%	(248,000)	(87%	)
Industrial	65,000	2%	70,000	2%	(5,000)	(7%	)
TOTAL	$3,429,000		$2,822,000		$607,000	22%